                                                                   Exhibit 4(d)

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                (THE "COMPANY")
                              2929 ALLEN PARKWAY
                             HOUSTON, TEXAS 77019

                                  ENDORSEMENT

This Endorsement is made a part of the group annuity contract (the "Contract") to which it is attached. This Endorsement shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement. This Endorsement amends the Contract as follows:

   Upon either the request or the agreement of the Contract Owner, the Death Benefit under this Contract during the Accumulation Period, with respect to any Participant, shall be the Accumulation Value, as otherwise determined under the Contract.

The provisions of this Endorsement shall be effective on the Contract date of issue.

                                                  THE VARIABLE ANNUITY LIFE
                                                  INSURANCE COMPANY

                                                  /s/ Jim Coppedge

                                                  [Secretary]

 PDDB - 714